Exhibit 5.01

The Board of Directors

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

This opinion is being furnished to you in connection with Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-132397) (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to [            ] shares (the “Shares”) of the common stock, par value $1.00 per share, of SUPERVALU INC. (the “Company”), to be issued in connection with the mergers contemplated by the Agreement and Plan of Merger, dated January 22, 2006, by and among the Company, Albertson’s, Inc., New Aloha Corporation, New Diamond Sub, Inc., and Emerald Acquisition Sub, Inc. (the “Merger Agreement”).

For purposes of this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation of the Company, the Restated Bylaws of the Company, and the Registration Statement and the exhibits thereto, as filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof in connection with the registration of the Shares. I have also examined such documents and reviewed such questions of law, as I have considered necessary and appropriate for the purposes of this opinion.

In such examination, I have assumed without independent investigation or inquiry the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

I am admitted to practice in the State of Minnesota and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the securities laws of the United States of America to the extent referenced herein.

Subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” contained in the Joint Proxy Statement/Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Except as otherwise provided herein, this opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express permission.

Dated: [•], 2006

Very truly yours,

John P. Breedlove